Exhibit 23.6

  INDEPENDENT AUDITORS' CONSENT



  We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 33-62077 of Federated Department Stores, Inc. on Form S-4 of our report dated September 19, 1994 (September 28, 29 and 30, 1994 as to Notes 18, 2 and 20, respectively) on the consolidated financial statements of R.H. Macy & Co., Inc. for the three years in the period ended July 30, 1994, which expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's reorganization proceedings, its ability to continue as a going concern and its method of accounting for income taxes and postretirement benefits other than pension, appearing in the Annual Report on Form 10-K of R.H. Macy & Co., Inc. for the year ended July 30, 1994, and to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus, which is part of such Registration Statement.


  Deloitte & Touche LLP
  New York, New York
  September 7, 1995